Exhibit 99.1

Whole Foods Market Files Form 10-Q for the First Quarter Company Plans to Soon File a Form 10-KA
With Restated Consolidated Financial Statements

          AUSTIN, Texas, March 2 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today filed its Quarterly Report on Form 10-Q for the first quarter of fiscal 2005 with the Securities and Exchange Commission (SEC).  On February 25, 2005, the Company filed a Form 12b-25 with the SEC for a five-day extension of that filing in order to give the Company time to incorporate the views expressed by the Office of the Chief Accountant of the SEC on February 7, 2005 and other recent interpretations regarding certain operating lease accounting issues and their application under generally accepted accounting principles (“GAAP”) into the 10-Q and to give the Audit Committee and the Company’s independent registered public accounting firm time to review the filing.  For the first quarter, the net income adjustment was a decrease of approximately $2.9 million or $0.04 in diluted earnings per share.

          The Company and the Audit Committee, in consultation with the Company’s independent registered public accounting firm, discussed the above-described operating lease accounting issues, concurred that the Company’s accounting for these items was incorrect and that the Company’s previously issued audited consolidated financial statements for fiscal 2002, 2003 and 2004 and the unaudited comparative 2003 and 2004 quarterly information should be restated. As a result of the Company’s determination to restate its consolidated financial statements as discussed above, the financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2004 should no longer be relied upon.  The Company will soon file a Form 10-K/A with restated consolidated financial statements.  For fiscal year 2004, the Company estimates a $31.2 million negative impact on beginning retained earnings, a $7.6 million negative impact on net income, and a $0.11 negative impact on diluted earnings per share.

          “It is important to note that these accounting changes do not impact the underlying economics of our stores or our past or future cash flows,” stated Glenda Flanagan, Executive Vice President and Chief Financial Officer of Whole Foods Market.  “Our business model has produced, and we believe will continue to produce, consistently strong results.”

          The Company has a stated long-term growth goal of $10 billion in sales by the year 2010.  For fiscal year 2005, the Company continues to expect sales growth of 15% to 20% driven by comparable store sales growth of 8% to 10% and weighted average square footage growth of approximately 15% based on the opening of 15 to 18 new stores, including four relocations.

          As previously stated, the Company does not expect the same level of year over year increases in sales and earnings it produced in the first quarter to continue throughout the year.  The Company continues to expect diluted earnings per share growth for the year to be lower than sales growth primarily due to the anticipated acceleration in new store openings.  Due to the recognition of rent expense during the period the store is under construction prior to commencement of the lease, the Company now expects pre-opening expenses in the range of $26 million to $28 million, an increase from the $18 million to $20 million the Company had previously expected.  In addition, new stores could have some negative impact on store contribution, as new stores generally have lower gross margins and higher direct store expenses than more mature stores.  Due to the change in lease accounting regarding recognition of rent expense and depreciation for certain leases, the Company now expects store contribution to be approximately $2 to $3 million lower than it would have been under the prior method of accounting.  The Company continues to expect G&A expenses for the remainder of the fiscal year to be higher as a percentage of sales as compared to the first quarter and as compared to the prior year, primarily due to the relocation of the Company’s headquarters in January which is expected to add approximately $4 million in G&A expenses annually.  Capital expenditures are still expected to be in the range of $300 million to $320 million.

          About Whole Foods Market:  Founded in 1980 in Austin, Texas, Whole Foods Market(R) is the largest natural and organic foods retailer.  The Company had sales of $3.9 billion in fiscal year 2004 and currently has 167 stores in the United States, Canada and the United Kingdom.

          The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements.  These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10K for the fiscal year ended September 26, 2004.  The Company does not undertake any obligation to update forward-looking statements.

          Contact:  Cindy McCann
           VP of Investor Relations
                             512.542.0204

SOURCE  Whole Foods Market, Inc.
          -0-                                                                                03/02/2005
          /CONTACT:  Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-542-0204/
          /Web site:  http://www.wholefoodsmarket.com /
          (WFMI)